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Exhibit 99

                                                                 PR NEWSWIRE

                     NORTH EUROPEAN OIL ROYALTY TRUST
             ANNOUNCES THE RECEIPT OF PRELIMINARY INFORMATION
                RELATING TO A POTENTIAL ROYALTY ADJUSTMENT


Red Bank, N.J.  January 18, 2016   North European Oil Royalty Trust (the
"Trust") (NYSE-NRT) has been notified by its German accountants, who are in the process of conducting their examination of the 2013-14 royalty payments by the operating companies, that the reconciliation in 2013 of a dispute between Oldenburgische Erdol Gesellschaft ("OEG") and one of its customers was not properly reflected in the system by which the average gas sales price is calculated. It is the calculation of the average gas sales price that forms the basis for the final determination of royalty payments due the Trust. This dispute covered a period of several years, but the Trust does not have information about how far back the dispute related to.

The Trust is awaiting further information from OEG, but preliminary statements by OEG suggest that the aggregate negative adjustment OEG might claim could be up to approximately Euros 1 million (which would be approximately 12 cents per unit at current exchange rates). Beyond the statements to the Trust's German accountants, discussions of any possible adjustments have not taken place, and the Trust only has limited information at this point. As a result, the actual amount and the timing of any such adjustment are not yet known. The Trust, together with its German advisors, will closely examine the final report from OEG once it is received and will actively contest any portion of such adjustment that it does not believe is warranted.

Contact   John R. Van Kirk, Managing Director, telephone:  (732) 741-4008,
e-mail: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.